Exhibit 23.2
Consent of Independent Registered Public Accounting Firm
We hereby consent to the incorporation by reference in this registration statement on Form S-3 of Royal Gold, Inc. of our report dated February 18, 2025 relating to the Sandstorm Gold Ltd.’s financial statements and the effectiveness of internal control over financial reporting, which appears in Exhibit 99.2 to Sandstorm Gold Ltd.’s Annual Report on Form 40-F for the year ended December 31, 2024. We also consent to the reference to us under the heading “Experts” in such registration statement.
/s/ PricewaterhouseCoopers LLP
Chartered Professional Accountants
Vancouver, Canada
November 5, 2025